                News Release

Contact:    Mike McCoy
(404) 588-7230

For Immediate Release
August 12, 2014

SunTrust Announces Paul R. Garcia to Join Board of Directors

ATLANTA – SunTrust Banks, Inc. (NYSE: STI) announced today that Paul R. Garcia has been appointed to the company’s board of directors, effective today. He also will join the board’s risk and compensation committees.
Garcia served as chairman of Global Payments, Inc., a leading provider of credit and debit card processing, check authorization, and other electronic payment processing services, until June 2014. Prior to being named chairman in 2013, he served as chairman and chief executive of Global Payments from 2000-2013, and chief executive officer of its predecessor, NDC eCommerce in 1999-2000.
“We welcome Paul to our board of directors and look forward to benefiting from the extensive experience and valuable insights he brings to our company,” said William H. Rogers, Jr., SunTrust chairman and chief executive officer.
Garcia also serves as a member of the boards of The Dun & Bradstreet Corporation and West Corporation, as well as the Metro Atlanta Chamber of Commerce and Woodruff Arts Center. He formerly served on the board of MasterCard International.
About SunTrust Banks, Inc.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation's largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2014, SunTrust had total assets of $182.6 billion and total deposits of $133.3 billion. Through its flagship subsidiary, SunTrust Bank, the company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust's Internet address is suntrust.com.

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